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[LOGO OF ATLANTA GAS LIGHT COMPANY APPEARS HERE]

January 29, 1996

Dear Fellow Employee and Shareholder:

Within the next few days you'll receive the Proxy Statement and Prospectus for the 1996 Annual Meeting of Shareholders. This official document provides the details about the proposed new holding company, AGL Resources Inc. In the same package, you'll also receive a proxy card for recording your vote on whether to approve the formation of AGL Resources Inc., as well as three other proposals.

From the Company's perspective, establishing AGL Resources Inc. is an essential step toward achieving our vision of becoming America's leading natural gas and energy services company. The benefits of the holding company include the following:

 . It will allow us to separate our regulated and unregulated businesses and respond quickly to new business opportunities -- propane sales, gas marketing, power marketing, energy-related consumer services, and pipeline capacity and energy management services -- outside our regulated natural gas distribution business.

 . The Articles of Incorporation and Bylaws of AGL Resources Inc. include antitakeover provisions. The Board of Directors and management team believe those provisions, if adopted, are in the best interest of employees and shareholders.

 . Most importantly, the holding company will give us more organizational flexibility so we can take full advantage of the opportunities created as a result of the changes in the natural gas industry, thus enhancing shareholder value.

The Board of Directors and management team recommend that you vote for each of the proposals, including the one to form AGL Resources Inc. I urge you to review the materials carefully, mark your proxy card FOR and return it as instructed. Thank you for your continued support.

                                         Sincerely,

                                         /s/ David R. Jones

                                         David R. Jones
                                         President